Exhibit 99.1

News Release FOR IMMEDIATE RELEASE

Luminant Completes Purchase of Combined-Cycle Gas Plants

DALLAS – April 4, 2016 – Luminant has acquired two combined-cycle natural gas plants in Texas, having received regulatory approval from the Public Utility Commission of Texas and closing on the acquisition today. These generating assets represent nearly 3,000 megawatts of capacity in the competitive ERCOT market: the Forney Power Plant in Forney with a capacity of 1,912 megawatts and the Lamar Power Plant in Paris with a capacity of 1,076 megawatts.

The company announced the $1.3 billion acquisition last November, and Luminant Chief Executive Officer Mac McFarland said, “We’re delighted to add these two combined-cycle natural gas plants that will enhance our already diverse generation assets.”

With their combined capacity, these plants can power 1.5 million homes in normal conditions.

As the company assumes operational control of the Lamar and Forney plants, Luminant Senior Vice President-Fossil Generation Steve Horn said, “These are excellent, well-run plants and very competitive in the ERCOT market. Of course, the greatest assets at these plants are the people who run them. They do a tremendous job, and we’re so excited about getting to know them better.”

There are 30 to 40 NextEra Energy Resources employees at each location, and they will continue to run the plants through a short-term agreement with NextEra Energy Resources before they’re transitioned to be employees of Luminant.

Luminant adds these combined-cycle gas turbine power plants to its energy portfolio that includes coal, natural gas and nuclear power, as well as significant purchases of wind-generated electricity and a recently announced solar power purchase agreement.

About Luminant

Luminant, a subsidiary of Energy Future Holdings Corp., is a competitive power generation business, including mining, wholesale marketing and trading, and development operations. Luminant has almost 17,000 megawatts of generation in Texas including 2,300 MW fueled by nuclear power, 8,000 MW fueled by coal and 6,450 MW by natural gas. The company is a large purchaser of wind-generated electricity. EFH is a Dallas-based energy holding company that has a portfolio of competitive and regulated energy subsidiaries in Texas. Visit luminant.com, energyfutureholdings.com or our corporate blog pov.energyfutureholdings.com for additional information.

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